GREENLIGHT RE ANNOUNCES
SECOND QUARTER 2010 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (August 2, 2010) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the second quarter ending June 30, 2010.  Greenlight Re reported a net profit of $17.7 million for the second quarter of 2010 compared to net income of $92.2 million for the same period in 2009.  The fully diluted earnings per share were $0.47 for the second quarter of 2010, compared to fully diluted earnings per share of $2.51 for the same period in 2009.

Fully diluted adjusted book value per share was $19.07 as of June 30, 2010, a 15.4% increase from $16.53 per share as of June 30, 2009.

For the six months ended June 30, 2010, net income was $5.3 million compared to $120.0 million for the same period in 2009.  On a fully diluted basis, net income per share was $0.14 for the six months ended June 30, 2010 compared to $3.29 for the same period in 2009.

“We are pleased with the discipline and focus our underwriting team has shown in a challenging pricing environment in the second quarter,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “Our conservative investment portfolio generated a small profit during a quarter when the major equity indices were down significantly.”

Other financial and operating highlights for Greenlight Re for the second quarter and six months ended June 30, 2010 include:

●
Gross written premiums in the second quarter of 2010 were $89.0 million compared to $70.0 million in the second quarter of 2009, while net earned premiums were $49.4 million during the second quarter of 2010 compared to $49.3 million reported in the second quarter of 2009.

●	The combined ratio for the six months ended June 30, 2010 was 99.6% compared to 96.7% for the six months ended June 30, 2009.

●
Net investment income in the second quarter was $22.6 million, a return of 2.6% on our investment portfolio.  This compares to $88.3 million in the second quarter of 2009, when we reported a 13.9% return on our investment portfolio.  For the first six months of 2010, net investment income was $5.8 million compared to $116.0 million during the comparable period in 2009.

“At this point in the market cycle, we are focused not only on where to grow the book, but also on where to reduce or discontinue our underwriting,” said Len Goldberg, Chief Executive Officer of Greenlight Re. “We increased our loss estimates on a small number of discontinued contracts in the quarter, while our growth comes from the business lines where we are focused, and which continue to perform well.  This bodes well for our strategy and the quality of our underwriting portfolio.”

Conference Call Details
Greenlight Re will hold a live conference call to discuss its financial results for the second quarter of 2010 on Tuesday, August 3, 2010 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Second Quarter 2010 Earnings Call.

To participate, please dial in to the conference call at:
U.S. toll free                                          1-800-860-2442
International                                           1-412-858-4600

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=131525

A telephone replay of the call will be available from 11:00 a.m. Eastern time on August 3, 2010 until 9:00 a.m. Eastern time on August 18, 2010.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 442168. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky.

###
Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2010 and December 31, 2009
(expressed in thousands of U.S. dollars, except per share and share amounts)

	June 30, 2010 (unaudited)	December 31, 2009
Assets
Investments
Debt instruments, trading, at fair value	$55,294	$95,838
Equity securities, trading, at fair value	649,431	593,201
Other investments, at fair value	169,665	141,561
Total investments	874,390	830,600
Cash and cash equivalents	16,033	31,717
Restricted cash and cash equivalents	523,986	590,871
Financial contracts receivable, at fair value	17,504	30,117
Reinsurance balances receivable	137,920	82,748
Loss and loss adjustment expense recoverables	8,950	7,270
Deferred acquisition costs, net	45,338	34,401
Unearned premiums ceded	5,510	6,478
Notes receivable	15,434	15,424
Other assets	6,537	4,754
Total assets	$1,651,602	$1,634,380
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$488,366	$570,875
Financial contracts payable, at fair value	15,624	16,200
Due to prime brokers	21,013	—
Loss and loss adjustment expense reserves	164,747	137,360
Unearned premium reserves	164,469	118,899
Reinsurance balances payable	32,028	34,301
Funds withheld	17,787	14,711
Other liabilities	11,786	12,796
Performance compensation payable to related party	518	—
Total liabilities	916,338	905,142
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,196,835 (2009: 30,063,893); Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2009: 6,254,949)	3,645	3,632
Additional paid-in capital	483,327	481,449
Non-controlling interest in joint venture	29,471	30,597
Retained earnings	218,821	213,560
Total shareholders’ equity	735,264	729,238
Total liabilities and shareholders’ equity	$$1,651,602	$1,634,380

GREENLIGHT CAPITAL RE, LTD.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (UNAUDITED)

For the three and six months ended June 30, 2010 and 2009
 (expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues
Gross premiums written	$88,956	$70,047	$155,843	$141,918
Gross premiums ceded	(4,011)	(6,611)	(4,589)	(7,831)
Net premiums written	84,945	63,436	151,254	134,087
Change in net unearned premium reserves	(35,544)	(14,089)	(46,537)	(38,547)
Net premiums earned	49,401	49,347	104,717	95,540
Net investment income	22,632	88,323	5,801	116,040
Other income (expense), net	(374)	(70)	(528)	2,054
Total revenues	71,659	137,600	109,990	213,634
Expenses
Loss and loss adjustment expenses incurred, net	35,544	23,547	64,679	53,743
Acquisition costs, net	14,465	15,578	31,376	28,823
General and administrative expenses	3,094	5,330	8,241	9,708
Total expenses	53,103	44,455	104,296	92,274
Net income before non-controlling interest and income tax expense	18,556	93,145	5,694	121,360
Non-controlling interest in income of joint venture	(854)	(1,006)	(375)	(1,337)
Net income before income tax expense	17,702	92,139	5,319	120,023
Income tax benefit (expense)	(50)	57	(58)	(18)
Net income	$17,652	$92,196	$5,261	$120,005
Earnings per share
Basic	$0.48	$2.54	$0.14	$3.32
Diluted	$0.47	$2.51	$0.14	$3.29
Weighted average number of ordinary shares used in the determination of
Basic	36,436,903	36,252,925	36,386,697	36,160,160
Diluted	37,218,783	36,689,711	37,155,475	36,503,890

The following table provides the ratios for the six months ended June 30, 2010 and 2009:

	Six months ended June 30, 2010			Six months ended June 30, 2009
	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	69.0%	22.1%	61.7%	58.2%	50.8%	56.3%
Acquisition cost ratio	33.4%	11.2%	30.0%	39.4%	4.7%	30.2%
Composite ratio	102.4%	33.3%	91.7%	97.6%	55.5%	86.5%
Internal expense ratio			7.9%			10.2%
Combined ratio			99.6%			96.7%